SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number: 0-17483


                             EUROAMERICAN GROUP INC.
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             (Exact name of registrant as specified in its charter)


       50 Broad Street, Suite 516 New York, New York 10004 (212) 269-6686
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(Address, including zip code,  and  telephone  number,  including  area code, of registrant's principal executive offices)


                          Common Stock, $.001 par value
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            (Title of each class of securities covered by this Form)


                                      None
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(Titles of all other  classes  of  securities  for which a duty to file  reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [X]        Rule 12h-3(b)(1)(ii)      [ ]
          Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(2)(i)       [ ]
          Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
          Rule 12g-4(a)(2)(ii)     [ ]        Rule 15d-6                [ ]
          Rule 12h-3(b)(1)(i)      [ ]

          Approximate number of holders of record of securities covered by this Form as of the certification or notice date: 158

          Pursuant to the requirements of the Securities Exchange Act of 1934, EuroAmerican Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: March 2, 2000                   BY:  /S/ Jonathan M. Bloch
                                          -------------------------------------
                                           Jonathan M. Bloch
                                           Chief Executive Officer